Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Iconix Brand Group, Inc.

New York, New York

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated October 7, 2005, relating to the consolidated financial statements of JBC Holdings, LLC and Subsidiaries, appearing in the Company’s Report on Form 8-K/A for the event dated July 22, 2005, incorporated by reference in the Registration Statement (Form S-3 No. 333-138582) and related Prospectus of Iconix Brand Group, Inc. and of the reference to our firm under the caption “Experts” that is included in such Prospectus.

New York, New York

December 7, 2006